Exhibit 10.54

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made effective as of January 24, 2020 between Ovintiv Inc., a corporation incorporated under the laws of the State of Delaware (the “Corporation”), and Renee E. Zemljak of the City of Denver in the State of Colorado (the “Executive”).

WHEREAS the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation will have the continued dedication of the Executive, notwithstanding the possibility or threat of a Change in Control (as defined herein);

AND WHEREAS the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Corporation in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other companies;

AND WHEREAS to accomplish these objectives, the Board has caused the Corporation to enter into this Agreement;

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged by each of the Executive and the Corporation (each, a “Party” and collectively, the “Parties”), the Parties hereby mutually covenant and agree as follows:

1.0	Term of Agreement
1.1

Term. This Agreement shall commence on the date hereof and shall continue in effect during the Executive’s employment with the Corporation as an executive officer until such time as there shall occur a Change in Control of the Corporation and for a period of two years following the Effective Date (as defined below) of such Change in Control (the “Term”); provided, however, that the payment of compensation and benefits to the Executive under this Agreement may continue beyond the end of the Term in accordance with the applicable provisions of this Agreement.

2.0	Definitions

For purposes of this Agreement, the following definitions shall apply:

2.1

“Affiliate”: means any corporation, partnership or other entity in which the Corporation, directly or indirectly, has a majority ownership interest or which controls, or is under common control with, the Corporation.

2.2	“Cause” means:
(a)

the willful and continued failure by the Executive to substantially perform his or her duties with the Corporation or an Affiliate after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes the Executive has not substantially performed his or her duties, and the Executive fails to correct such failure to perform his or her duties within thirty (30) days after such written demand is delivered to the Executive; provided, however, that if such failure occurs after the occurrence of an event or circumstance which would entitle the Executive to resign for Good Reason, such alleged failure shall not constitute the basis for “Cause”; or

(b)	the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Corporation or an Affiliate, monetarily or otherwise.

For purposes of this Section 2.2, (i) any action by the Executive or any failure on the Executive’s part to act, shall be deemed “willful” only when done (or omitted to be done) by the Executive not in good faith and only if, when done (or omitted to be done), the Executive had or ought to have had the reasonable belief that the Executive’s action or omission would not be in the best interests of the Corporation or an Affiliate, and (ii) if the Corporation is not the ultimate parent corporation of the group that includes the Corporation and all of its Affiliates after a Change in Control, references to the “Board” shall mean the board of directors (or equivalent governing body) of the ultimate parent entity of such group.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (A) the Executive has been provided with the opportunity, after reasonable advance notice, to appear before the Board, together with the Executive’s legal counsel, prior to a determination by the Board regarding the existence of “Cause”, and (B) there shall have been delivered to the Executive a copy of a resolution duly adopted by a vote of at least two-thirds (2/3) of the members of the Board, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (a) or (b) of this Section 2.2 and specifying the particulars thereof. A determination of “Cause” made by the Board that is challenged by the Executive in a court of competent jurisdiction shall be subject to “de novo” standard of review by such court.

2.3	“Change in Control” means:
(a)

any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any persons acting jointly or in concert with the foregoing (each, a “Person”), is or becomes the beneficial owner directly or indirectly of 30% or more of either (A) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this Section 2.3(a), the following acquisitions of shares or other voting securities of the Corporation shall not constitute a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition made by the Corporation, (iii) any acquisition by any employee plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries, or (iv) any acquisition pursuant to a transaction that complies with Sections 2.3(b)(1), 2.3(b)(2) and 2.3(b)(3);
(b)

consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or securities of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee plan (or related trust) of the Corporation or of such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(c)

individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; or

(d)	approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

For purposes of this Section 2.3:

(i)	the term “acting jointly or in concert” shall be interpreted in accordance with Section 159 of the Securities Act (Alberta), as amended; and
(ii)

the term “beneficial ownership” shall be interpreted in accordance with Sections 5 and 6 of the Securities Act (Alberta) and “beneficial owner” shall have a corresponding meaning, except that for purposes of this Agreement, options and convertible securities granted by the Corporation to employees, officers or directors shall not be included in determining the percentage of beneficial ownership of any Person.

2.4	“Effective Date” means the date of the occurrence of a Change in Control.
2.5	“Good Reason” means the occurrence of any of the following on or after a Change in Control, unless the Executive shall have given express written consent thereto:
(a)	Changed Status, Position, Authorities, Duties or Responsibilities. The occurrence of any of the following:
(i)

any adverse change to the Executive’s status or position as in effect immediately prior to the Change in Control, including, without limitation, the Executive ceasing to serve as an executive officer of a publicly traded company and the sole executive performing the Executive's role as of immediately prior to the Change in Control (or its equivalent), reporting directly and exclusively to the chief executive officer of a publicly traded company; and

(ii)	assignment to the Executive of any authorities, duties or responsibilities materially inconsistent with the Executive’s position and status as of immediately prior to the Change in Control; and
(iii)	any diminution in the Executive’s authorities, duties or responsibilities from those in effect immediately prior to the Change in Control; or
(b)	Reduced Salary. A reduction by the Corporation in the Executive’s annual base salary as in effect immediately prior to the Change in Control; or
(c)

Relocation. The Corporation requiring the Executive to be based more than 50 miles from where the Executive is based immediately prior to the Change in Control, except for: (i) required travel on the Corporation’s business to an extent substantially consistent with the Executive’s business travel obligations in the ordinary course of business immediately prior to the Change in Control; or (ii) if the Executive has been relocated or repatriated by the Corporation prior to the Change in Control, such relocation as may be required by applicable law or performed in accordance with an agreement (whether written or unwritten) entered into between the Corporation (or an Affiliate) and the Executive prior to the Change in Control; or

(d)

Incentive Compensation Plans. The occurrence of any of the following: (i) a material reduction by the Corporation in the Executive’s (A) annual incentive compensation target or maximum opportunity, or (B) long-term incentive compensation target or maximum opportunity (measured based on grant date fair value of any equity-based awards), in each case, as in effect immediately prior to the Change in Control, or (ii) a change in the performance conditions, vesting, or other material terms and conditions applicable to annual and/or long-term incentive compensation awards granted to Executive after the Change in Control which would have the effect of materially reducing the Executive’s aggregate potential incentive compensation from the level in effect immediately prior to the Change in Control; or

(e)	Pension Plan, Benefit Plans and Perquisites. The failure by the Corporation to continue to provide the Executive:
(i)

with pension and other retirement benefits substantially similar to those provided to the Executive under the applicable pension and retirement plans and arrangements of the Corporation as of immediately prior to the Change in Control; or

(ii)

with benefits substantially similar to the benefits provided to the Executive as of immediately prior to the Change in Control under the Corporation’s life insurance, medical, health and accident, disability or investment plans; or

(iii)	with executive perquisites substantially similar to the material perquisites provided to the Executive by the Corporation as of immediately prior to the Change in Control; or
(iv)

with the number of paid vacation days to which the Executive is entitled in accordance with the normal vacation policy of the Corporation in effect in respect of the Executive as of immediately prior to the Change in Control; or

(f)

Deferred Compensation. The failure by the Corporation to pay the Executive (i) any portion of the Executive’s then current compensation, except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Corporation and required by applicable law or (ii) any installment of deferred compensation at the time such installment is due under any deferred compensation program of the Corporation; or

(g)	No Assumption by Successor. The failure of the Corporation to obtain a satisfactory agreement from a successor to assume and agree to perform this Agreement as contemplated by Section 7.1 hereof.
3.0	Notice of Termination; Date of Termination
3.1

Notice of Termination. Any termination of the Executive’s employment either by the Executive for Good Reason or by the Corporation for Cause or without Cause, as applicable, shall be communicated by written Notice of Termination to the Executive or to the Corporation, as the case may be, in accordance with Section 8.0 hereof.

3.2

Content of Notice of Termination. The “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon by the Executive or the Corporation, as the case may be, and shall set forth in reasonable detail the facts and circumstances claimed as the basis for the Executive terminating the Executive’s employment or the Corporation terminating the Executive’s employment, as the case may be. The Executive’s failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of “Good Reason” shall not result in a waiver of the Executive’s rights hereunder or preclude the Executive from subsequently asserting such fact or circumstance in enforcing the Executive’s rights hereunder.

3.3

Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason, the date specified in the Notice of Termination (which, in the case of termination by the Executive for Good Reason, shall be not more than sixty (60) days following the date such Notice of Termination is given), or (b) if the Executive’s employment is terminated by the Corporation for Cause, the date on which the Board resolution referenced in Section 2.2 is delivered to the Executive.

3.4

Notice Required. For the purposes of this Agreement, any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.2 hereof shall not be effective.

4.0	Compensation and Benefits following Change in Control

Upon the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason, in accordance with the terms of this Agreement, in each case, on or after the Effective Date and prior to the end of the Term, the Corporation shall cause to be provided to the Executive, the following payments and benefits:

(a)

Accrued Obligations. The Corporation shall pay the Executive, in cash, in a lump sum, on the thirtieth (30th) day following the Date of Termination (the “Payment Date”), the sum of (i) the Executive’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given (disregarding any reduction thereto that constitutes Good Reason), (ii) all accrued but unused vacation determined as of the Date of Termination, determined based upon the Executive’s Severance Salary Rate (as defined below) and the Corporation’s vacation policy in effect on the Date of Termination (or, if more favorable to the Executive, the vacation policy in effect as of immediately prior to the Effective Date), (iii) the Executive’s annual bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination, and (iv) the Executive’s business expenses that are reimbursable pursuant to the applicable policy of the Corporation as in effect on the Date of Termination but have not been reimbursed by the Corporation as of the Date of Termination.

(b)

Severance Payment, Severance Period and Severance Salary Rate. The Corporation shall pay to the Executive, on account of both compensation in lieu of notice and loss of office, on the Payment Date, in cash, in a lump sum, on the Payment Date, a severance payment (the “Severance Payment”) equal to the amount of base salary the Executive would have earned had he continued to be employed until the end of the twenty-fourth (24th) full calendar month following the Date of Termination (the “Severance Period”) assuming that the Executive’s rate of monthly base salary during the Severance Period would be equal to the highest monthly rate of base salary which was payable to the Executive by the Corporation or an Affiliate during the twenty-four (24)-month period immediately preceding the Date of Termination (disregarding any reduction thereto that constitutes Good Reason) (the “Severance Salary Rate”).

(c)

Annual Incentive Plans. The Corporation shall pay to the Executive, in cash, in a lump sum, on the Payment Date, a payment equal to: (i) two times the average of the annual bonuses paid to the Executive by the Corporation in respect of the three complete fiscal years of the Corporation immediately preceding the Effective Date (or, for any such complete fiscal year for which the Executive was not paid an annual bonus, the Executive’s target bonus as in effect immediately prior to the Effective Date) (the “Average Bonus”), plus (ii) if the Date of Termination is not the last day of a fiscal year, a prorated bonus payment equal to the Average Bonus multiplied by a fraction, the numerator of which is the number of days which have elapsed in the fiscal year in which the Date of Termination occurs and the denominator of which is the total number of days in such fiscal year.

(d)

Retirement and Investment Plans. The Corporation shall pay the Executive, in cash, in a lump sum, on the Payment Date, a payment equal to the maximum contribution that the Corporation or a subsidiary thereof would have been required to make on behalf of the Executive to the Corporation’s retirement or investment plans in which the Executive participates as of immediately prior to the Effective Date (other than any amount covered by Section 4.0(e)) if the Executive had remained fully employed during the Severance Period and elected to have the Corporation or a subsidiary thereof match the Executive’s contributions to such plans, determined as if the Executive continued to make contributions to such plans at a rate equal to the contributions actually made by the Executive under such plans in the last complete calendar year immediately preceding the Date of Termination.

(e)

Pension Benefits. The Corporation shall pay to the Executive the maximum contribution that the Corporation or a subsidiary thereof would have been required to make on behalf of the Executive under the U.S. Retirement Plan at the percentage of salary specified therein in respect to the Severance Period based on:

(i)	The Executive’s annual base salary (using the Severance Salary Rate) if she were fully employed until the end of the 24th calendar month following the Date of Termination; and
(ii)

The lesser of the Average Bonus and 40% of the amount of the annual base salary (using the Severance Salary Rate) the Executive would have earned had she continued to be employed until the end of the 24th calendar month following the Date of Termination.

This payment will be made to the Executive in a lump sum on the Payment Date.

(f)

Equity Awards. Each outstanding equity and equity-based compensation award granted by the Corporation to the Executive shall be treated in accordance with the terms of the plan and award agreement under which it was originally granted.

(g)

Insurance Benefits. The Corporation shall continue to provide the Executive with the same level of life, disability, accident, dental and health insurance benefits the Executive was receiving or entitled to receive from the Corporation immediately prior to the Date of Termination until the end of the Severance Period. The contributions or premiums required to be paid by the Executive under such programs shall be payable by the Executive to the Corporation or to the insurer, as applicable, on the same basis as if the Executive continued to be employed during the Severance Period.

(h)

Career Counselling. At the Executive’s request, the Corporation shall provide the Executive with career counselling services, at a maximum cost to the Corporation of $15,000 per annum, until the Executive obtains subsequent employment or establishes the Executive’s own business activity or the end of the Severance Period, whichever is earliest. The Executive shall be entitled to obtain such services from the recognized professional career counselling firm of the Executive’s choice in the major metropolitan area in or nearest to where the Executive resides at the time the Executive begins to use such services.

(i)

Annual Allowance. The Corporation shall pay to the Executive, in cash, in a lump sum, on the Payment Date an amount equal to two times the annual allowance to which the Executive is entitled as of the date of the Date of Termination (or, if higher, as of immediately prior to the Effective Date).

(j)

Financial Counselling. The Corporation shall, during the Severance Period, continue to provide the Executive with the same financial counselling benefits as those to which the Executive was entitled as of immediately prior to the Date of Termination (or, if more favorable to the Executive, as of immediately prior to the Effective Date). Such services shall be provided throughout the Severance Period, including the preparation of the Executive’s tax return(s) for the tax year during which the Severance Period ends.

(k)

Executive Medical. The Corporation shall continue to provide the Executive with the same executive physical examination benefits as those to which the Executive was entitled as of immediately prior to the Date of Termination (or, if more favorable to the Executive, as of immediately prior to the Effective Date). Such benefits shall be provided for the duration of the Severance Period.

(l)

Professional Membership Fees. The Corporation shall pay the Executive, in cash, in a lump sum, on the Payment Date, an after-tax amount equal to two times the amount reimbursed or paid by the Corporation (separate from the annual allowance) in respect of membership fees for membership in professional organizations related to the Executive’s position and duties with the Corporation for the year preceding the year in which the Date of Termination occurs (or, if greater, preceding the year in which the Effective Date occurs).

5.0	Legal Fees and Expenses

The Corporation shall pay the Executive's actual legal or professional fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement up to US$100,000 (and, if a court or other tribunal finds in favor of the Executive, any such fees or expenses that are in excess of US$100,000). Such fees or expenses shall be reimbursed by the Corporation reasonably promptly following receipt of a copy of any invoice from the Executive evidencing the payment by the Executive of such fees or expenses. If such fees or expenses are paid in Canadian dollars, the application of the US$100,000 cap under this Section 5.0 shall be applied by converting the reimbursed amounts to U.S. dollars based on the spot exchange rate at the time of the reimbursement.

6.0	Entire Agreement
6.1

This Agreement, including the schedules hereto, constitutes the entire agreement between the Parties hereto concerning change in control benefits and obligations and supersedes all prior agreements or understandings, including the Prior Agreement, except that each outstanding equity and equity-based compensation award granted by the Corporation to the Executive shall be treated in accordance with the terms of the plan and award agreement under which it was granted, including any such terms that relate to change in control benefits.

6.2

The Parties acknowledge and agree that this Agreement supersedes and replaces the Change in Control Agreement between Encana Corporation and the Executive dated February 14, 2018 (the “Prior Agreement”) in its entirety, which such Prior Agreement shall be of no further force and effect as of the date hereof.

7.0	Successors; Binding Agreement
7.1

Assumption by Successors. The Corporation will require any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to (a) all or substantially all of the business and/or assets of the Corporation in a transaction that constitutes a Change in Control, or (b) on or after the Effective Date and prior to the end of the Term, to the business in connection with which the Executive’s services are principally performed after a Change in Control in circumstances where the Executive’s employment is transferred to such successor, to expressly assume and to agree to perform this Agreement in the same manner and to the same extent as the Corporation, as if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute Good Reason for purposes of this Agreement. As used in this Agreement, “Corporation” shall mean the Corporation as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.2	Assignment; Binding Agreement.
(a)

This Agreement is personal to the Executive, and, without the prior written consent of the Corporation, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s legal representatives and, and if the Executive should die while any amount remains due to the Executive under this Agreement, such amount shall be paid in accordance with the terms of this Agreement to the Executive’s legatee, if there is no such legatee, to the Executive’s estate.
(b)

Except as provided in Section 7.1, without the prior written consent of the Executive, this Agreement shall not be assignable by the Corporation. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and permitted assigns.

8.0	Notices
8.1

Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) upon confirmation of receipt when sent by facsimile or email, or (c) on the third business day after having been sent by registered mail, postage prepaid, as follows:

If to the Corporation:

Ovintiv Inc.
370 17th Street, Suite 1700

Denver, CO 80202
Attention: Executive Vice-President, Corporate Services
Facsimile: (303) 623-2400

If to the Executive:

At the Executive’s most recent address, facsimile number, or email address, as applicable, on file with the Corporation.

Each of the Corporation and the Executive may from time to time change its contact information for notice by notice to the other Party given in the manner aforesaid.

9.0	Section 409A Compliance
9.1

To the extent that Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (together with any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service, “Section 409A”) is applicable to the Executive, this Agreement and any payment, distribution or other benefit hereunder is intended to comply with the requirements of Section 409A or an applicable exemption or exclusion therefrom, and shall be interpreted and administered in accordance with such intent in all respects; provided, that for the avoidance of doubt, this provision shall not be construed to require a gross-up payment in respect of any taxes, interest or penalties imposed on Executive as a result of Section 409A.

9.2	To the extent Section 409A is applicable to the Executive:
(a)

The Executive shall not be deemed to have terminated employment for purposes of any payment or benefit under this Agreement that constitutes non-qualified deferred compensation unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. If the Executive is a “specified employee”

under Section 409A, no payment, distribution or other benefit provided pursuant to this Agreement constituting non-qualified deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) that is required to be delayed to comply with Section 409A(a)(2)(B)(i) shall be provided before the date that is six months after the date of the Executive’s separation from service (or, if earlier than the end of such six-month period, the date of death of the specified employee). Any payment, distribution or other benefit that is delayed pursuant to the prior sentence shall be paid on the first business day following the six-month anniversary of the separation from service.

(b)	In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.
(c)	Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.
(d)

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of the Executive’s taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, with respect to payment of legal fees and expenses pursuant to Section 5.0 hereof, if the court or other tribunal has not yet found in favor or against the Executive prior to the last day of the Executive’s taxable year following the taxable year in which such fees and expenses were incurred, such fees and expenses will be paid on the last day of such taxable year following the taxable year in which such fees and expenses were incurred. If such court or other tribunal does not ultimately find in favor of the Executive, the Executive will repay to the Corporation as soon as practicable, but in no event more than ninety (90) days after the court or other tribunal renders its ruling, any amounts paid or reimbursed pursuant to the prior sentence that would not have been paid or reimbursed pursuant to Section 5.0 but for the prior sentence.

10.0	Reduction of Certain Payments. This Section 10.0 shall apply to the Executive only if and to the extent that Section 4999 of the Code is applicable to the Executive.
10.1

Anything in this Agreement to the contrary notwithstanding, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) of the Executive would subject the Executive to the Excise Tax (as defined below), the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the

Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

10.2

If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Corporation shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 10.0 shall be binding upon the Corporation, its Affiliates and the Executive. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Corporation. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Agreement Payments that have a Parachute Value in the following order: first, non-cash benefits that do not constitute non-qualified deferred compensation, second, cash benefits that constitute non-qualified deferred compensation, third, non-cash benefits that constitute non-qualified deferred compensation, and fourth, cash benefits that constitute non-qualified deferred compensation, with benefits within each category reduced in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Date of Termination, based on the Accounting Firm’s determination.

10.3

To the extent requested by the Executive, the Corporation and its Affiliates shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Corporation (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the Treasury Regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the Treasury Regulations under Section 280G of the Code in accordance with Q&A-5(a) of the Treasury Regulations under Section 280G of the Code.

10.4	The following terms shall have the following meanings for purposes of this Section 9.0:
(a)

“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Corporation prior to a Change in Control for purposes of making the applicable determinations hereunder.

(b)	“Excise Tax” means any excise tax imposed under Section 4999 of the Code.
(c)

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).

(d)

“Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(e)

“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(f)	“Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Executive can receive without any Payments being subject to the Excise Tax.
11.0	Miscellaneous
11.1

Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Parties hereto. No waiver by either Party of, or in compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.2

Deductions. The Executive agrees that benefits and payments to which the Executive is entitled pursuant to this Agreement are subject to deductions or other source withholdings as may be required by law.

11.3

No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided to the Executive by the Corporation referred to in this Agreement be reduced by any compensation earned by, or benefits paid to, the Executive as the result of employment, whether by another employer or self-employment, or by pension benefits after the Date of Termination, or otherwise, except as specifically provided in this Agreement.

11.4

Governing Law. The Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules that would result in the application of the laws of another jurisdiction.

11.5	Currency. All amounts due under this Agreement shall be paid calculated and paid in the currency in which the Executive’s base salary is paid as of immediately prior to the Date of Termination.
11.6

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.7	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement.
11.8

Headings. The division of this Agreement into sections, subsections and clauses, or other portions hereof and the insertion of headings or subheadings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

12.0	Survivorship

Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the Parties shall survive to the extent necessary to carry out the intentions of the Parties under this Agreement.

IN WITNESS WHEREOF, the Executive and the Corporation have caused this Agreement to be duly executed effective as of the date first above written.

OVINTIV INC.

Per:	/s/ Douglas J. Suttles
Name: Douglas J. Suttles Title: Chief Executive Officer
January 24, 2020
Per:	/s/ Michael Williams
Name: Michael Williams Title: Executive Vice-President, Corporate Services
January 24, 2020
RENEE E. ZEMLJAK

/s/ Renee E. Zemljak

Renee E. Zemljak

January 24, 2020

SCHEDULE “A”

INCENTIVE COMPENSATION CLAWBACK POLICY:

By resolution of the Board of Directors (the “Board”) of Ovintiv Inc. (“Ovintiv” or the “Corporation”), this Policy is effective as of this 24th day of January 2020 (the “Effective Date”).

This Policy applies to the President & Chief Executive Officer and each Executive-Vice President of the Corporation and any individual who serves in either such capacity on or following the Effective Date (collectively, the “Executive”). References in this Policy to the “Corporation” include, where applicable, any affiliate thereof.

This Policy has been adopted to enhance the Corporation’s alignment with best practices in respect of risk management and executive compensation and shall be, at all times, subject to and interpreted in a manner consistent with applicable laws or the rules of any applicable stock exchange (collectively, “Applicable Rules”).

This Policy applies to “Incentive-Based Compensation” which, for the purposes of this Policy, means compensation relating to the achievement of performance goals or similar conditions, excluding salary, perquisites, benefits and pension entitlements, and including, without limitation, any award or grant of or any eligibility, entitlement or gain of, an Executive under the Corporation’s: (i) High Performance Results Plan, or any other short-term incentive plan; or (ii) Long-Term Incentive (“LTI”) program including, without limitation, Employee Stock Option Plan, Employee Stock Appreciation Rights Plan, Performance Share Unit Plan, Restricted Share Unit Plan and Deferred Share Unit Plan, as each may be amended from time to time (including any performance-based grants under any such plans).  For greater clarity, this Policy shall not apply to any Incentive-Based Compensation awarded, granted or paid to an Executive prior to the Effective Date.

Where:

▪

the Corporation is required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement under applicable securities laws (the “Restatement”), (the date upon which the Corporation is required to prepare such Restatement is hereinafter the “Restatement Date”);

▪

the Executive received Incentive-Based Compensation referable to the financial years subject to the Restatement in excess of what the Executive would have been paid under the Restatement (the “Overcompensation Amount”); and

▪

the Executive engaged in gross negligence, intentional misconduct or fraud which caused or significantly contributed to the Corporation’s material non-compliance with applicable securities laws which resulted in the requirement for the Restatement;

the Board shall be entitled:

▪

where and to the extent the Overcompensation Amount has been previously paid, transferred or otherwise made available to the Executive, to require the Executive, by written demand, to reimburse the Corporation for the Overcompensation Amount; and

▪

where all or a portion of the Overcompensation Amount has not been paid, transferred or otherwise made available to the Executive, the right of the Executive to be so paid or have such benefit transferred or otherwise made available to him or her shall, to the extent required to reimburse the Corporation for such Overcompensation Amount, immediately terminate and be forfeited by the Executive and where required, cancelled by the Corporation to such extent and upon such date as may be specified by the Board; and

▪

to the extent the Overcompensation Amount is not immediately recovered upon demand from the Executive, whether via direct reimbursement, forfeiture and/or cancellation, to require a sufficient quantity or value of any compensation owing by the Corporation to the Executive including, without limitation, any unvested or unexercised awards under the LTIs (the “Outstanding LTIs”), be immediately withheld and/or irrevocably cancelled by the Corporation to compensate for (or set off the value of same against) the Overcompensation Amount or any unrecovered portion thereof, and to bring any other actions against the Executive which the Board may deem necessary to recover the Overcompensation Amount.

The period of time during which the Corporation shall be entitled to seek recovery of the Overcompensation Amount from the Executive shall be three (3) years from the Restatement Date. Recoupment of Overcompensation Amounts under this Policy shall be initiated by the Corporation at the request of the Board, and all amounts recoverable or payable hereunder shall be paid to the Corporation or as directed by the Board.

If Applicable Rules require the Corporation to adopt a policy or provisions relating to the recoupment or recovery of incentive-based or other compensation based on restated financial statements which are inconsistent with or materially differ from this Policy and the Board adopts such policy or provisions to comply with Applicable Rules (the “New Policy”), such New Policy shall replace and supersede this Policy and shall apply to Incentive-Based Compensation granted or awarded to the Executive following the effective date of the New Policy.  Subject to Applicable Rules, this Policy shall continue to apply to Incentive-Based Compensation granted or awarded to the Executive prior to the effective date of the New Policy. This Policy may be terminated at any time by the Board.